Contacts:

Company:	Investor Relations:	Media:
Paul Quinn	Jim Blackman	Todd Barrish
Telanetix, Inc	PR Financial Marketing	Dukas PR
(206) 515-9165	(713) 256-0369	(212) 704-7385
pquinn@telanetix.com	jim@prfmonline.com	todd@dukaspr.com

Telanetix Restructures Debt with $26.1 Million in Long-Term Financing

Seattle, WA, June 30, 2008 -- Telanetix, Inc. (OTC: TNXI) a leading communications solutions provider of telepresence and voice over IP (VoIP) services, replaced all of its outstanding convertible debentures aggregating $10.8 million and all shares of its outstanding Series A Preferred Stock with a stated value of $15.3 million with six-year, interest only, non-amortizing debentures in an aggregate principal amount of $26.1 million.

“Our debenture holders recognize the value of our growing business and agreed to alter the terms of our debentures,” said Doug Johnson, Telanetix’s chief executive officer. “The new debt structure significantly lowers debt service requirements for the next six years. Extending the term, securing a fixed interest rate, and removing the ratchet provision for monthly payments made in common stock, will substantially reduce our cash requirements. This recapitalization, coupled with our successful consolidation of business units which is significantly reducing operating costs, positions us to allocate resources toward initiatives that drive growth and profitability.”

Under the terms of the new debentures, the company has replaced the principal, interest and dividend payments of all of its existing debenture and preferred stock holders with interest only, six-year debentures in the aggregate amount of $26.1 million. The new instrument contains several beneficial features:

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The interest rate is fixed at 12% replacing the 6% interest and dividend rate on the current debentures and preferred stock, and eliminating an escalating interest rate structure, which could have grown to 18% under the previous preferred stock terms.

—	The company may elect to make, at its discretion, monthly interest payments in cash or, provided it meets certain equity conditions, common stock.

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The new debentures remove the ratchet provisions associated with monthly payments made in common stock, while leaving the current conversion price of $1.25 unchanged. So if the company were to elect to make a payment in common stock at a a time when the market price is below the conversion price, it will not cause a reset of the debenture conversion price.

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Provided it complies with certain equity conditions, the company has the right to force conversion of the debenture when the volume-weighted average price (VWAP) of its common stock exceeds 200% of the conversion price for 20 of 30 consecutive trading days, subject to a 4.99% ownership cap by each debenture holder.

—	The new debentures eliminate the company's Series A Preferred Stock and related default and penalty provisions.

A summary of the debt restructuring transaction and all of the attendant documents including the forms of security exchange agreement, the debenture, and the security agreement have been filed with the Securities and Exchange Commission on Form 8-K dated July 1, 2008 and may be viewed at www.sec.gov.  For further information, contact Jim Blackman with PR Financial Marketing at (713) 256-0369, jim@prfmonline.com

About Telanetix, Inc.

Telanetix is a leading communications solutions provider offering telepresence and voice over IP (VoIP) services to all business market segments. Telanetix solutions meet the real-world communications demands of its customers with an industry-leading value proposition. The company’s telepresence offering, called Digital Presence™, creates fully immersive and interactive meeting environments that incorporate voice, video and data from multiple locations into a single environment.  The company’s Voice offerings, marketing under the “AccessLine” brand, give companies flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. Additional information may be found at the Telanetix corporate website, www.telanetix.com

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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